Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-86116, 333-92471, 333-97867, 333-108667, 333-116101 and 333-126784) and the Registration Statements on Form S-3 (No. 333-111671, 333-114167 and 333-110817) of our report dated March 5, 2007 (with respect to the reclassification of Outerlink Corporation as discontinued operations as described in Notes 1 and 24, August 31, 2007) relating to our audits of the consolidated financial statements and financial statement schedule of Digital Angel Corporation and subsidiaries and our report dated March 5, 2007 (with respect to the internal controls over financial reporting related to the reclassification of Outerlink Corporation as discontinued operations as described in Notes I and 24, August 31, 2007), relating to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Digital Angel Corporation and subsidiaries as of December 31, 2006, which are included in this Current Report on Form 8-K to be filed on or about September 10, 2007. Our report on the December 31, 2006 financial statements included an explanatory paragraph regarding the Company’s change in accounting principle for transactions in which the Company exchanges its equity instruments for goods or services. We also consent to the reference to us as Experts in the Registration Statements on Form S-3.
/s/ Eisner LLP
New York, New York
September 6, 2007